ARTICLES OF MERGER

Merging

WFL Acquisition Corp.
(a Wyoming corporation)

with and into

Wyoming Financial Lenders, Inc.
(a Wyoming corporation)

Pursuant to the provisions of the Wyoming Business Corporation Act (the “Wyoming Act”), Wyoming Financial Lenders, Inc., a Wyoming corporation (“Wyoming Financial”), hereby certifies the following information relating to the merger of WFL Acquisition Corp., a Wyoming corporation, with and into Wyoming Financial:

FIRST: The plan of merger, titled as the “Agreement and Plan of Merger and Reorganization,” is attached hereto as Exhibit A and incorporated herein by this reference.

SECOND: The approval of the shareholders of each of Wyoming Financial and WFL Acquisition Corp. was required and obtained. WFL Acquisition Corp. had 1,000 shares of common stock outstanding and entitled to vote on the plan of merger, and all of such shares voted in favor of the plan of merger. Wyoming Financial had 1,000 shares of common stock outstanding and entitled to vote on the plan of merger, and all of such shares voted in favor of the plan of merger. Except as set forth above, no other class or series of capital stock of either WFL Acquisition Corp. or Wyoming Financial was or is outstanding, or was or is entitled to vote on or approve the plan of merger.

THIRD: The name of the surviving corporation is Wyoming Financial Lenders, Inc.

FOURTH: The Articles of Incorporation of Wyoming Financial Lenders, Inc., as presently existing, shall not be affected by the merger.

FIFTH: The merger shall be effective as of December 31, 2007.

Wyoming Financial Lenders, Inc.

By:	/s/ John Quandahl
John Quandahl, President

Dated: December ____, 2007.